Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (the “Agreement”) is made as of the 26th day of April, 2007 (the “Effective Date”), at Stamford, CT, by and between MTM Technologies, Inc. (the “Company”), with offices at 1200 High Ridge Road, Stamford, CT, 06905, and Francis J. Alfano (the “Executive”), having an address c/o Shechtman Halperin Savage LLP, One North Broadway, Suite 1004, White Plains, NY 10601.

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of June 28, 2006 (the “Employment Agreement”); and

WHEREAS, during the month of March, 2007, the Company and Executive engaged in discussions regarding the various responsibilities and lines of reporting for the Company’s executive level employees, including the ongoing roles of various Company executives, including Executive; and

WHEREAS, during the month of March, 2007, the Company and Executive reached an agreement in principle regarding the departure of Executive from the Company; and

WHEREAS, the Company and Executive desire to document such agreement in principle; and

WHEREAS, the Company, Executive and Tory Ventures LLC are entering into a Consulting Service Agreement made on the date hereof (the “Consulting Agreement”); and

WHEREAS, the parties do now desire to settle fully and finally any and all differences between them, including, but not limited to, any differences that might arise out of Executive’s employment with the Company and the conclusion thereof;

NOW, THEREFORE, IT IS AGREED THAT:

1.    Executive’s employment with the Company ended or will end effective at the close of business on the Effective Date, and the Employment Agreement will be deemed to have terminated as of the Effective Date. Except as provided in the Consulting Agreement, Executive acknowledges and agrees that Executive will not be reemployed by the Company, and Executive will not accept, apply for, or otherwise seek employment with the Company or its controlling shareholders, subsidiaries or related companies at any time without giving such party prior notice of this Agreement.

2.    Executive acknowledges and agrees that the Company has paid to Executive all of Executive’s wages, commissions, bonuses, and accrued vacation pay, and that the Company owes Executive no other wages, commissions, bonuses, vacation pay, employee benefits, or other compensation or payments of any kind or nature, other than as provided in this Agreement or the Consulting Agreement.

3.    (a)   Except as provided in Paragraph 3(c) below, Executive represents and warrants that Executive has returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), Company credit cards, and all other materials or other things in Executive’s possession, custody, or control which are the property of the Company, including, but not limited to, any Company identification, keys, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to Executive’s employment, or obtained or created in the course of Executive’s employment, with the Company or any predecessor of the Company.

(b)   Except as provided in Paragraph 3(c) below, Executive hereby represents that, other than those materials Executive has returned to the Company pursuant to Paragraph 3(a), above, Executive has not copied or caused to be copied, and has not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company, and that Executive will not do so. Except as provided in Paragraph 3(c) below, Executive further represents that Executive has not retained and will not retain in Executive’s possession any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, or were obtained or created in the course of Executive’s employment, or relate to Executive’s employment, with the Company or any predecessor of the Company.

(c)   The Company and Executive agree that Executive may retain possession of the Company’s laptop computer, together with peripheral equipment thereto currently located in Executive’s office, including, but not limited to, a docking station, monitor, mouse, printer and cables (collectively, the “Laptop Equipment”). The Company acknowledges and agrees that the BlackBerry wireless handheld device (the “Blackberry”) and the cellular telephone that are currently in Executive’s possession are owned by Executive. Notwithstanding the foregoing, within thirty (30) days following the Effective Date of this Agreement, Executive shall return the Laptop and the BlackBerry to the Company so that the Company can delete from the Laptop and the BlackBerry all Company software, computer programs, and confidential and proprietary information of the Company. After making such deletions, the Company will return the Laptop and the BlackBerry to Executive.

4.    As consideration for this Agreement and in full, final, and complete settlement:

(a)    The Company shall pay Executive a lump sum payment, not otherwise owed to Executive, in the gross amount of Twenty-Nine Thousand, One Hundred and Sixty-Six Dollars And Sixty-Seven Cents ($29,166.67), less applicable federal, state and local taxes and other payroll deductions, and in accordance with the Company’s normal payroll practices on May 15, 2007.

(b)    Other Benefits.  During the period from the date hereof to June 30, 2009 at the cost of the Company, Executive will be entitled to a continuance of coverage under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Executive was entitled to participate immediately prior to the date hereof, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in any such plan or program is barred for any reason, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred, provided however, that the aggregate cost of providing benefits to Executive pursuant to this Section 4(b) shall not be materially increased as a result of providing such alternative coverage.

On and after June 30, 2009, Executive shall be entitled to any rights guaranteed by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Premium and other payments required for continued health insurance coverage under COBRA will be Executive’s sole responsibility. In the event that Executive is covered under substitute benefit plans of another employer prior to June 30, 2009, the Company will no longer be obligated to continue the respective coverages provided for in this Section 4(b).

5.    In further consideration of this Agreement and the mutual promises set forth herein, Executive and the Company shall enter into a Consulting Service Agreement, in the form annexed hereto as Exhibit A (the “Consulting Agreement”).

6.    (a)   Executive, in consideration of the monies and other consideration paid to Executive pursuant to this Agreement, releases and forever discharges the Company and its current, former, and future shareholders, members, subsidiaries, affiliates, related companies, divisions, directors, trustees, officers, employees, agents, attorneys, successors, and assigns (and the current, former and future shareholders, members, directors, trustees, officers, employees, agents, and attorneys of such shareholders, members, subsidiaries, affiliates, related companies and divisions), and all persons acting by, through, under, or in concert with any of them (the Company and the foregoing other persons and entities are hereinafter defined separately and collectively as the “Company Releasees”), from all actions, causes of action, claims, and demands whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, including, but not limited to, any claims related to, or arising out of any aspect of Executive’s employment with the Company, any agreement concerning such employment, or the conclusion of such employment, including, but not limited to, any and all claims of or for: wrongful discharge or breach of contract; equitable estoppel; employee benefits, including, but not limited to, under the Employee Retirement Income Security Act of 1974, as amended, or the Family and Medical Leave Act of 1993; employment discrimination on any basis or unlawful retaliation, including, but not limited to, under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Civil Rights Act of 1866; 42 U.S.C. § 1981, as amended; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991, as amended; the Immigration Reform and Control Act of 1986, as amended; the New York State Human Rights Law, as amended; the New York City Human Rights Law, as amended; the Connecticut Human Rights And Opportunities Law, as amended; and any claim for attorneys’ fees, experts’ fees, disbursements, or costs; which against the Company Releasees, Executive, Executive’s heirs, executors, administrators, or assigns ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of Executive’s execution of this Agreement. Notwithstanding the foregoing, the Executive does not release or discharge actions, causes of action, claims or demands under this Agreement or the Consulting Agreement.

(b)   The Company, in further consideration of this Agreement, releases and forever discharges Executive and his respective heirs, executors, administrators, successors, and assigns (Executive and the foregoing other persons are hereinafter defined separately and collectively as the “Executive Releasees”), from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local, or otherwise, including, but not limited to, any claims related to, or arising out of any aspect of Executive’s employment with the Company, or the termination of such employment, and all agreements concerning such employment. Notwithstanding the foregoing, the Company Releasees do not release Executive from (i) any claims related to fraud, criminal activity, or any claims which may arise out of the provisions that survived the termination of his Employment Agreement pursuant to Paragraph 12 of this Agreement, or that are related to the surviving agreements that are referenced in Paragraph 12 of this Agreement (hereinafter defined, separately and collectively, as the “Claims”) or (ii) actions, causes of action, claims or demands under this Agreement or the Consulting Agreement. The Company represents that, as of the Effective Date of this Agreement, the members of the Company’s Board of Directors as of the Effective Date of this Agreement and the following Company employees have no actual knowledge of a factual basis for any such Claims by the Company against Executive: Steven Stringer; Jay Braukman, John F. Kohler, Esq. and David J. Shimp.

7.    (a)   Except as otherwise provided in Paragraphs 7(b) and 16 of this Agreement, Executive represents and warrants that Executive has never commenced or filed, and covenants and agrees never to commence, file, aid, or in any way prosecute or cause to be commenced or prosecuted against the Company Releasees, or any of them, any action, charge, complaint, or other proceeding, whether administrative, judicial, legislative, or otherwise, including, but not limited to, any action or proceeding for attorneys’ fees, experts’ fees, disbursements, or costs, based upon or seeking relief on account of actions or failures to act by the Company Releasees, or any of them, which may have occurred or failed to occur before Executive’s execution of this Agreement; provided, however, that Executive may enforce his rights under this Agreement and the Consulting Agreement and the rights of Tory Ventures LLC under the Consulting Agreement.

(b)   Executive further acknowledges, represents, and warrants that Executive has not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, department head, Human Resources representative, Corporate Compliance representative, agent or other representative of the Company or to any member of the Company’s legal or compliance departments, and Executive has no knowledge of any such improper, unethical or illegal conduct or activities. Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal or compliance departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or any self-regulatory organization.

8.    Executive represents and warrants that Executive has not assigned and will never assign any claim based on or arising out of any alleged discriminatory, unlawful, wrongful, tortious, or other conduct against Executive by the Company Releasees, or any of them, including, but not limited to, any and all claims for attorneys’ fees, experts’ fees, or damages resulting as a consequence thereof, based upon or seeking relief on account of actions or failures to act by the Company Releasees, which may have occurred or failed to occur before Executive’s execution of this Agreement and that in the event any such claim is filed or prosecuted by any other person or entity, Executive will reasonably cooperate with the Company Releasees, and will use reasonable efforts to withdraw Executive’s name and to disassociate Executive completely from any such claim, will request such person or entity to withdraw such claim with prejudice, and except as may be required by law or a lawfully issued subpoena, will not voluntarily cooperate with or testify on behalf of the person or entity prosecuting such claim.

9.    (a)   Executive agrees, warrants, and represents that he will not disclose facts relating to or disparage, denigrate, or otherwise demean the Company or any of the other Company Releasees, or their business, operations, personnel, policies or procedures, to any person, firm, corporation, governmental agency, or other entity; provided, however, that notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal or compliance departments; (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or any self-regulatory organization; or (iv) providing information to any federal, state, or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, the Company’s legal, human resources, or compliance departments, or the Company’s outside counsel, in connection with the Company’s investigation of, or defense of, any threatened legal claims against the Company, any charges or complaints filed against the Company, any investigation commenced against the Company, or any lawsuits filed against the Company.

(b)   The Company agrees that the following persons will not disparage, denigrate, or otherwise demean Executive, to any person, firm, or corporation: Steven Stringer; Jay Braukman, John F. Kohler, Esq.; David J. Shimp and the members of the Company’s Board of Directors as of the Effective Date of this Agreement. The Company further agrees that the foregoing persons will not disclose facts relating to Executive to any person, firm, corporation, governmental agency, or other entity; provided, however, that notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict the Company or any of the aforementioned persons from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal or compliance departments; (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or any self-regulatory organization; or (iv) providing information to any federal, state, or local regulatory or law enforcement agency or legislative body, any self-regulatory organization, the Company’s legal, human resources, or compliance departments, or the Company’s outside counsel, in connection with the Company’s investigation of, or defense of, any threatened legal claims against the Company, any charges or complaints filed against the Company, any investigation commenced against the Company, or any lawsuits filed against the Company.

10.    Executive agrees to indemnify and hold harmless each and all of the Company Releasees from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees, incurred by the Company Releasees arising out of any breach by Executive of this Agreement, or the fact that any representation made by Executive in this Agreement was false when made.

11.   Should any provision of this Agreement be declared or determined by a court to be illegal or invalid, the validity of the remaining provisions will not be affected thereby and said illegal or invalid provision will be deemed not to be a part of this Agreement.

12.   With the exception of the Consulting Agreement, this Agreement sets forth the entire agreement between the parties hereto, fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, including without limitation, the Employment Agreement, and may not be modified orally. The foregoing notwithstanding, Executive and the Company each represents, and agrees that: (i) the terms of and obligations imposed on the Company by Section 6 of the Employment Agreement and on Executive by Section 7(a) through (f) (including any and all subparts) of the Employment Agreement survive the termination of the Employment Agreement, and remain in full force and effect, and are in no way diminished or modified by this Agreement, provided, however, that: Section 7(d) of the Employment Agreement is hereby modified to provide that the period during which Executive will not engage in the conduct prohibited by such Section 7(d) shall extend through and including the earlier of the date that is two years from the Effective Date and the date of termination of the Consulting Agreement by Executive.

13.   (a)   Except as specifically provided herein, any dispute or controversy arising under or in connection with this Agreement shall be, upon the demand of either party, subject to a non-binding mediation proceeding before a mediator on the panel of the CPR Institute for Dispute Resolution, such mediator to be agreed upon by the parties.

(b)    If a mediator is not agreed upon or if mediation is not successful, any dispute or controversy between the Company and Executive arising under or in connection with this Agreement (except any claim by the Company relating to Executive’s breach of Section 7 of the Employment Agreement, as modified by Paragraph 12 of this Agreement) shall be settled by binding arbitration before a single arbitrator in Stamford, CT pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). Each party shall bear its own costs, expenses and fees, including, without limitation, attorneys’ fees and experts’ fees with respect to any such arbitration. The parties shall share equally the fees of the arbitrator and the AAA. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction.

(c)   Neither party shall be required to mediate or arbitrate any dispute arising between it and the other party relating to any breach of Section 7 of the Employment Agreement, as modified by Paragraph 12 of this Agreement, but shall have the right to institute judicial proceedings in the United States District Court or in a state court having jurisdiction in Stamford, CT, with respect to such dispute or claim. Each party hereby consents to, and waives any objection to, the personal jurisdiction and venue of the aforesaid courts, and waives any claim that the aforesaid courts constitute an inconvenient forum and any right to trial by jury. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed pending the outcome of any arbitration proceedings hereunder.

14.   This Agreement will be deemed to have been made in Stamford, CT, and will be interpreted, construed, and enforced pursuant to the substantive laws of the State of Connecticut, without giving effect to its conflict or choice of law principles.

15.   This Agreement will not in any way be construed as an admission by the Company or the Company Releasees of any liability, or of any wrongful acts whatsoever against Executive or any other person.

16.   Notwithstanding any other provision of this Agreement to the contrary:

(a)   The Company and Executive agree that, by entering into this Agreement, Executive does not waive rights or claims that may arise after the date this Agreement is executed.

(b)   The Company and Executive agree that this Agreement does not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the “EEOC”) or like agencies to enforce the ADEA and other laws, and will not affect or be used to interfere with Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or like agencies. The Company and Executive further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Agreement) Executive may have against the Company Releasees to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) as a consequence of any charge filed with the EEOC or like agencies, or of any litigation concerning any facts alleged in any such charge.

(c)   For a period of seven (7) days following the execution of this Agreement, Executive has the right to revoke this Agreement by written notice by hand delivery, overnight courier or fax to John F. Kohler, Esq., Senior Vice President & General Counsel, MTM Technologies, Inc., 1200 High Ridge Road, Stamford, CT, 06905. The Company and Executive further agree that this Agreement shall not become effective or enforceable until the eighth (8th) day after the execution of this Agreement; and that in the event Executive revokes this Agreement prior to the eighth (8th) day after the execution of this Agreement, this Agreement, the Consulting Agreement, and the promises contained in this Agreement and the Consulting Agreement, shall automatically be deemed null and void.

(d)   The Company hereby advises and urges Executive in writing to consult with an attorney prior to executing this Agreement. Executive represents and warrants that the Company gave Executive a period of at least twenty-one (21) days in which to consider this Agreement before executing this Agreement.

(e)   Executive’s acceptance of the monies and other consideration paid by the Company, as described in Paragraph 4 of this Agreement, at any time more than seven (7) days after the execution of this Agreement shall constitute an admission by Executive that Executive did not revoke this Agreement during the revocation period of seven (7) days; and shall further constitute an admission by Executive that this Agreement has become effective and enforceable.

(f)   If Executive executed this Agreement at any time prior to the end of the greater than forty-five (45) day period that the Company gave Executive in which to consider this Agreement, such early execution was a knowing and voluntary waiver of Executive’s right to consider this Agreement for at least forty-five (45) days, and was due to Executive’s belief that Executive had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

(g)   This Agreement shall not affect or be used to interfere with Executive’s protected right to test in any court, under the Older Worker Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights set forth in this Agreement.

17.   EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT EXECUTIVE: HAS CAREFULLY READ THIS AGREEMENT; FULLY UNDERSTANDS ITS TERMS, CONDITIONS, AND SIGNIFICANCE; HAS HAD AMPLE TIME TO CONSIDER AND NEGOTIATE IT; HAS BEEN ADVISED AND URGED BY THE COMPANY TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY, KNOWINGLY, AND WITH SUCH ADVICE FROM HIS ATTORNEY, BRUCE S. KLEIN, ESQ., OF SHECHTMAN HALPERIN SAVAGE LLP, AS EXECUTIVE DEEMED APPROPRIATE.

PLEASE READ CAREFULLY. THIS AGREEMENT AND GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.

MTM TECHNOLOGIES, INC.
By:	/s/ Jay W. Braukman III	/s/ Francis J. Alfano
	Name: Jay W. Braukman III Title: Chief Financial Officer	FRANCIS J. ALFANO

STATE OF CONNECTICUT        )
                   :ss:
COUNTY OF ______________ )

On ___________, 2007 before me personally came Francis J. Alfano, to me known and known to me to be the individual described in and who executed the foregoing Agreement, and he duly acknowledged to me that he voluntarily and knowingly executed the said Agreement, after having read and understood said document.

Notary Public

Exhibit A

CONSULTING SERVICE AGREEMENT